Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE	Contact:	Lynda L. Glass
717.339.5085

ACNB CORPORATION REPORTS

2009 SECOND QUARTER EARNINGS

GETTYSBURG, PA, August 4—ACNB Corporation reported year-to-date net income of $3,550,000 for the six months ended June 30, 2009, compared to $4,538,000 over the same six-month period in 2008, a decrease of $988,000 or 22%.  Net income on a per share basis amounted to $.60 for the first half of 2009 and was $.76 for the same period in 2008.

The Corporation reported net income of $1,433,000 for the three months ended June 30, 2009, compared to $2,330,000 for the same quarter in 2008, a decrease of $897,000 or 38%.  Net income on a per share basis amounted to $.24 for the second quarter of 2009 and was $.39 for the same period in 2008.

According to Thomas A. Ritter, President and CEO of ACNB Corporation and Adams County National Bank, “The corporate balance sheet continues to produce solid net interest income, which improved by $1,892,000, or nearly 14%, when comparing the first half of 2009 to the first half of 2008.  However, our earnings were negatively impacted by increases of $1,680,000 in the provision for loan losses and $1,128,000 in FDIC insurance expense when comparing these same periods.”

He continued, “So far this year, there have been 69 bank failures on a national level, but none in Pennsylvania. We, at ACNB Corporation, are pleased to report that our banking organization remains well capitalized by regulatory standards, and that we have maintained our payment of regular quarterly cash dividends in support of our stockholders.”

Total assets of ACNB Corporation on June 30, 2009, were $961 million—an increase of 3% from June 30, 2008.  Total deposits increased by 4% over the previous year to $726 million.  Total loans rose

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by 8% to $647 million, as compared to June 30, 2008.  An increase of 1% in stockholders’ equity resulted in an aggregate of $85.1 million on June 30, 2009.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, Adams County National Bank serves its marketplace via a network of 18 retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA.   In addition, the Bank operates loan offices in Hanover, York County, and Chambersburg, Franklin County, PA.  Farmers National Bank of Newville, a division of Adams County National Bank, serves customers at three retail banking offices in the Newville, Cumberland County, PA, area.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in 36 states, including Pennsylvania and Maryland, through offices in Westminster, Carroll County, MD, and Germantown, Montgomery County, MD.

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In addition to historical information, this press release may contain forward-looking statements.  Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas.  Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations.  Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the business strategy due to changes in current or future market conditions; the effects of economic deterioration on current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; the inability to achieve acquisition-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and, deteriorating economic conditions. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances.  Please carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

ACNB #2009-11

August 4, 2009